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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of our report dated October 29, 1996 on our audit of the Statement of Assets and Liabilities of the Profit Funds Investment Trust, comprised of the Profit Lomax Value Fund as of October 25, 1996 with respect to Pre-Effective Amendment No. 2 to the Registration Statement (No. 333-06849) under the Securities Act of 1933 on Form N-1A. We also consent to the reference to our Firm under the headings "Auditors" and "Statement of Assets and Liabilities" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
November 1, 1996